Exhibit 99.1

For Immediate Release

Contact: John E. Vollmer III

SVP & Chief Financial Officer

Patterson-UTI Energy, Inc.
(214) 360-7800

Patterson-UTI Energy Reports
Financial Results for Third Quarter of 2007

SNYDER, Texas – November 1, 2007 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced financial results for the three and nine months ended September 30, 2007. Net income for the three-month period totaled $98.2 million, or $0.62 per share, compared to $186 million, or $1.12 per share for the three months ended September 30, 2006. Revenues for the just completed quarter were $524 million, compared to $674 million for the third quarter of 2006.

Net income for the nine months ended September 30, 2007 totaled $354 million, or $2.24 per share, compared to net income of $517 million, or $3.03 per share for the first nine months of 2006. Revenues for the nine-month period ended September 30, 2007 were $1.6 billion, compared to $1.9 billion for the first nine months of 2006.

The Company also declared a quarterly cash dividend on its Common Stock of $0.12 per share, to be paid on December 28, 2007 to holders of record as of December 12, 2007.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Average revenues per operating day during the third quarter were $19,150, compared to $19,410 in the second quarter of 2007. Average direct costs per operating day were $10,840 for the third quarter, compared to $10,570 for the second quarter of 2007.”

Mr. Wall said, “For the quarter ended September 30, 2007, the Company had an average of 243 drilling rigs operating, including 234 rigs in the U.S. and 9 rigs in Canada. This compares to an average of 237 drilling rigs operating, including 235 rigs in the U.S. and 2 rigs in Canada, for the second quarter of 2007. We estimate that our October rig count was 238 average rigs operating, including 229 in the U.S. and 9 in Canada. For the fourth quarter, we currently expect that our rig count will be similar to the third quarter with an average of approximately 243 rigs operating.”

“Our pressure pumping business has continued to successfully expand its operations and had another record setting quarter in both revenue and operating income,” Mr. Wall added.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “We are continuing to deploy capital in a manner beneficial to shareholders. During the just completed quarter, the Company purchased 2,275,000 shares of the Company’s Common Stock for an aggregate cost of $50.3 million. These purchases were made pursuant to the Board’s previously announced stock buyback program authorizing purchases of up to $250 million of the Company’s Common Stock in open market or privately negotiated transactions. In addition, we recently acquired two 1,500 horsepower and one 1,000 horsepower SCR electric land drilling rigs and spare drilling equipment for $29 million.”

Mr. Siegel added, “Although U.S. lower 48 land rig counts have remained at high levels during 2007, land rigs added to this market have exceeded the current market’s demand. In response, the construction of additional land rigs for the domestic market has slowed significantly. Most importantly, we believe that the long-term upward trend in the number of wells drilled will continue, as it is the principal mechanism to meet demand for natural gas and to offset steep decline rates. For this expected increase in rig demand, we currently have approximately 90 marketable land drilling rigs available to reactivate.”

“We also believe our strong balance sheet, our dividend and buyback strategy, and our commitment to invest in our rig fleet and pressure pumping business, all have served, and will continue to serve, our Company and its shareholders well in the future,” Mr. Siegel added.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Statement of Financial Accounting Standards No. 128.

The Company will hold its quarterly conference call to discuss third quarter results today at 10:00 a.m. Eastern (9:00 a.m. Central and 7:00 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call Webcast will be available through November 15, 2007 at www.patenergy.com and telephone replay of the call will be available through November 5, 2007.

About Patterson-UTI Energy, Inc.

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company has approximately 350 currently marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota, Pennsylvania and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUES	$524,002	$673,658	$1,593,661	$1,908,204
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	297,661	327,710	882,798	925,225
Depreciation, depletion and impairment	66,523	49,215	182,401	140,245
Selling, general and administrative	16,593	13,777	47,584	39,428
Embezzlement costs (recoveries)	(1,145)	(1,512)	(43,080)	2,941
Gain on disposal of assets	(330)	(437)	(16,603)	(437)
Other operating expenses	600	3,000	1,600	4,385

Total Costs and Expenses	379,902	391,753	1,054,700	1,111,787

OPERATING INCOME	144,100	281,905	538,961	796,417

OTHER INCOME (EXPENSE)
Interest expense	(357)	(363)	(1,951)	(476)
Interest income	1,091	948	1,917	5,579
Other	42	88	245	231

Total Other Income	776	673	211	5,334

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	144,876	282,578	539,172	801,751
INCOME TAX EXPENSE	46,695	96,588	185,639	285,502

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	98,181	185,990	353,533	516,249
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF RELATED
TAX EXPENSE OF $398	—	—	—	687

NET INCOME	$98,181	$185,990	$353,533	$516,936

NET INCOME PER COMMON SHARE
Basic	$0.63	$1.14	$2.28	$3.08

Diluted	$0.62	$1.12	$2.24	$3.03

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	154,934	163,412	155,281	168,036

Diluted	157,339	165,742	157,491	170,339

CASH DIVIDENDS PER COMMON SHARE	$0.12	$0.08	$0.32	$0.20

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Contract Drilling:
Revenues	$428,316	$577,047	$1,315,005	$1,616,100
Direct operating costs (excluding depreciation)	$242,352	$267,345	$716,803	$737,021
Selling, general and administrative	$1,616	$1,817	$4,467	$5,338
Depreciation	$56,105	$42,961	$156,075	$121,764
Operating income	$128,243	$264,924	$437,660	$751,977
Operating days	22,362	27,725	66,931	81,489
Average revenue per operating day	$19.15	$20.81	$19.65	$19.83
Average direct operating costs per operating day	$10.84	$9.64	$10.71	$9.04
Average margin per operating day	$8.32	$11.17	$8.94	$10.79
Average rigs operating	243	301	245	298
Capital expenditures	$120,192	$152,879	$403,381	$377,165
Pressure Pumping:
Revenues	$58,498	$40,462	$148,674	$107,800
Direct operating costs (excluding depreciation)	$28,682	$20,960	$75,610	$56,545
Selling, general and administrative	$4,882	$3,450	$13,758	$9,588
Depreciation	$3,702	$2,559	$10,234	$7,075
Operating income	$21,232	$13,493	$49,072	$34,592
Total jobs	4,065	3,116	10,477	8,844
Average revenue per job	$14.39	$12.99	$14.19	$12.19
Average costs per job	$7.06	$6.73	$7.22	$6.39
Average margin per job	$7.33	$6.26	$6.97	$5.80
Capital expenditures	$11,047	$7,692	$41,678	$27,371
Drilling and Completion Fluids:
Revenues	$27,348	$46,163	$97,775	$155,221
Direct operating costs (excluding depreciation)	$24,153	$36,183	$82,172	$120,418
Selling, general and administrative	$2,486	$2,733	$7,319	$7,765
Depreciation	$728	$689	$2,121	$2,000
Operating income (loss)	$(19)	$6,558	$6,163	$25,038
Capital expenditures	$460	$1,122	$2,581	$3,052
Oil and Natural Gas Production and Exploration:
Revenues	$9,840	$9,986	$32,207	$29,083
Direct operating costs (excluding depreciation, depletion and impairment)	$2,474	$3,222	$8,213	$11,241
Selling, general and administrative	$695	$684	$2,017	$2,050
Depreciation, depletion and impairment	$5,784	$2,804	$13,361	$8,815
Operating income	$887	$3,276	$8,616	$6,977
Capital expenditures	$4,153	$4,982	$13,804	$15,699
Corporate and Other:
Selling, general and administrative	$6,914	$5,093	$20,023	$14,687
Depreciation	$204	$202	$610	$591
Other operating expenses	$600	$3,000	$1,600	$4,385
Gain on disposal of assets	$(330)	$(437)	$(16,603)	$(437)
Embezzlement costs (recoveries)	$(1,145)	$(1,512)	$(43,080)	$2,941
Capital expenditures	$—	$—	$—	$135
Total capital expenditures	$135,852	$166,675	$461,444	$423,422

	September 30,	December 31,
	2007	2006
Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$20,516	$13,385
Current assets	$543,205	$652,670
Total assets	$2,426,900	$2,192,503
Current liabilities	$353,649	$317,618
Long-term debt	$10,000	$120,000
Working capital	$189,556	$335,052